Exhibit 99.1
news release
QLT ANNOUNCES THIRD QUARTER RESULTS FOR 2009
QLT SEPARATELY ANNOUNCES SHARE REPURCHASE PROGRAM

For Immediate Release	October 27, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the third quarter ended September 30, 2009. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“Our recently announced accomplishments mark a significant turning point for the Company, as we have fulfilled our vision of becoming a company focused solely in the ocular therapeutic area and will soon have a commercial presence in the U.S.,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We are looking forward to advancing the punctal plug drug delivery platform and expect to report additional data in the first quarter next year.”
2009 THIRD QUARTER FINANCIAL RESULTS
Financial Reporting
For the third quarter and nine months ended September 30, 2009, QLT is reporting the results of our divested QLT USA business as one line item called Income from Discontinued Operations on our statements of operations. This item captures in one line the net results of the entire QLT USA operation through September 30, 2009.
Worldwide Product Sales
Worldwide Visudyne® sales for the third quarter were $23.5 million, a decrease of 31.1% from sales in the third quarter of 2008. Sales in the U.S. were $6.2 million, down 32.5% from the prior-year third quarter, while sales outside the U.S. were $17.3 million, down 30.5% from the prior year. Worldwide Eligard® sales in the third quarter were $65.0 million, an increase of 18.8% over the third quarter of 2008. U.S. sales of $18.8 million were up 11.4% from last year, while sales outside the U.S. increased 22.1% to $46.1 million. All revenue items related to the Eligard product are included in the Income from Discontinued Operations line on the statements of operations.
QLT Revenues
Revenue is now comprised solely of revenue from Visudyne. For the third quarter, revenue of $8.8 million was down 19.2% from the third quarter of 2008 due primarily to the decrease in end-user Visudyne sales. QLT’s share of profit from Visudyne sales was 28.9% in the quarter, up from 22.6% in the third quarter of 2008.
QLT Expenses
For the third quarter of 2009, Research and Development (R&D) expense was $7.4 million, up from $6.9 million in the same period of 2008 primarily due to increased spending on the punctal plug program. Selling, General and Administrative (SG&A) expense was $4.5 million, up slightly from $4.4 million last year.

Operating Income / Loss
Operating loss for the third quarter was $6.0 million, compared to operating income of $17.0 million in the prior-year third quarter. Last year’s income included a $21.3 million gain from the sale of our corporate headquarters and surrounding land. Excluding that gain, the operating loss increased from last year due to the drop in Visudyne sales.
Earnings Per Share (EPS) / Loss Per Share
EPS of $0.16 in the third quarter compared to EPS of $1.97 in the prior-year quarter. The decline occurred because the 2008 third quarter results included a $134 million gain from the sale of Aczone® and Atrigel® (within discontinued operations) and the $21.3 million gain from the sale of our headquarters and land. In the third quarter, non-GAAP loss per share was $0.08, significantly lower than GAAP EPS primarily because the income from discontinued operations and a non-cash foreign exchange gain related to an intercompany loan were eliminated. A full reconciliation of GAAP to non-GAAP EPS for the third quarter and nine months is provided in Exhibits 1 and 2.
Cash and Short-Term Investments
The Company’s consolidated cash and cash equivalents balance at September 30, 2009 was $194.0 million, up from $134.9 million at the end of the second quarter primarily due to collection of income tax refunds during the quarter. The cash and cash equivalents balance at September 30, 2009 did not include $20.0 million ($16.5 million net of transaction fees) that was paid to us on October 1, 2009 as the first installment of our sale of QLT USA.
2009 Guidance Update
•
As previously announced, under the terms of our sale of QLT USA, we expect to be paid up to an additional $200 million in quarterly payments equal to 80% of the royalties paid to QLT USA under the Sanofi and Medigene agreements. As a result of this transaction:

•
In the fourth quarter we expect to record a gain of over $100 million within income from discontinued operations related to the accounting gain on the sale, which represents the excess of the estimated present value of all consideration expected to be received under the deal compared to the net book value of the net assets that were sold.

•
We will have an asset on the balance sheet called Contingent Consideration, which represents the estimated present value of the expected remaining payments due from the $200 million of quarterly payments mentioned above.

•
Cash collected each quarter will not be recorded as revenue, rather it will draw down the Contingent Consideration asset on the balance sheet. In the fourth quarter we expect to collect Contingent Consideration of approximately $8.4 million.

•	Each period we will have to assess the fair value of the Contingent Consideration and any changes will flow through the P&L as gains or losses within Other Income and Expense.
•
Guidance for Eligard sales was increased in our last earnings update to $240-255 million. Given that we will no longer be reporting any revenue from Eligard sales on our statements of operations, we are discontinuing our guidance for end-user Eligard sales. However, Eligard sales through the nine months ended September 30, 2009 of $191.1 million were in line with the previous guidance.

•
Guidance for R&D expense is $30-33 million and for SG&A expense is $18-21 million, unchanged from previous guidance, although we do expect that both line items will be near the bottom end of the guidance ranges.

•
Guidance for adjusted EBITDA (defined as operating income plus stock compensation and depreciation expense and adjusted for other one-time and non-cash items) was increased in our last earnings call to $15-20 million. As above, given that we will no longer be reporting revenue from Eligard, we are discontinuing guidance for adjusted EBITDA. However, through the nine months ended September 30, 2009 adjusted EBITDA (including EBITDA associated with our discontinued operations) was $18.3 million.

•
The amendment to the Visudyne agreement does not take effect until January 1, 2010, and therefore there is not expected to be any material impact to our 2009 operating results. Beginning in 2010, QLT’s revenue from Visudyne will comprise: (i) end-user net sales of Visudyne in the U.S., (ii) royalties in the amount of 20% of net sales of Visudyne outside of the U.S., (iii) product revenue from selling unlabelled Visudyne product to Novartis for its sale of the product outside of the U.S., and (iv) reimbursement from Novartis for the existing third party royalties we currently pay to University of British Columbia and Massachusetts General Hospital for sales of Visudyne outside the U.S. (no reimbursement will be received for the ongoing damages paid to MEEI in the amount of 3.01% of Visudyne sales).

In 2010, we will provide guidance on adjusted EBITDA plus the quarterly payments due for the sale of QLT USA (calculated as 80% of the Eligard royalty payments referenced above), because we believe this to be a more reflective measure of our cash-flow for the next several years.
RECENT COMPANY ANNOUNCEMENTS
•
Announced the receipt of an income tax refund of Cdn$45.3 million from the Canada Revenue Agency. The income tax refund resulted primarily from a request to carryback losses the Company incurred in 2007 in connection with the judgment of the United States District Court for the District of Massachusetts in favor of Massachusetts Eye and Ear Infirmary.

•
Announced the sale of all of the shares of QLT’s wholly-owned U.S. subsidiary, QLT USA, Inc. (“QLT USA”), to TOLMAR Holding, Inc. (“TOLMAR”) for up to an aggregate US$230 million pursuant to a Stock Purchase Agreement dated October 1, 2009. QLT USA’s principal operating asset is the Eligard line of products for the treatment of prostate cancer. The Eligard line of products is currently manufactured by TOLMAR, Inc., a wholly-owned subsidiary of TOLMAR.

•
Announced that QLT has restructured its agreement with Novartis Pharma AG to simplify the relationship, under which, effective January 1, 2010, it will, among other things, receive exclusive U.S. rights to the Visudyne patents to sell and market Visudyne in the U.S.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative ocular therapies. We utilize two unique technology platforms, photodynamic therapy (used in the Visudyne product) and punctal plugs which are currently under development for future product opportunities. For more information, visit our web site at www.qltinc.com.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies – Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands of United States dollars, except per share information)	2009	2008	2009	2008
(Unaudited)
Revenues
Net product revenue	$8,785	$10,868	$31,296	$36,462

Costs and expenses
Cost of sales (1)	2,202	2,989	12,693	10,663
Research and development	7,375	6,887	20,486	23,049
Selling, general and administrative	4,500	4,422	12,484	15,519
Depreciation	370	464	1,061	2,566
Litigation	316	—	650	864
Gain on sale of long-lived assets	—	(21,289)	—	(21,289)
Restructuring	3	349	(144)	9,439

	14,766	(6,178)	47,230	40,811

Operating (loss) income	(5,981)	17,046	(15,934)	(4,349)

Investment and other income (expense)
Net foreign exchange gains (losses)	7,517	(296)	14,292	(58)
Interest income	1,853	1,853	3,818	5,789
Interest expense	—	(2,743)	(1,848)	(8,811)
Other	(9)	26	16	288

	9,361	(1,160)	16,278	(2,792)

Income (loss) from continuing operations before income taxes	3,380	15,886	344	(7,141)

Provision for income taxes	(1,144)	(3,749)	(472)	(144)

Income (loss) from continuing operations	2,236	12,137	(128)	(7,285)

Income from discontinued operations, net of income taxes	6,685	134,789	18,980	136,302

Net income	$8,921	$146,926	$18,852	$129,017

Basic net income per common share
Continuing operations	$0.04	$0.16	$(0.00)	$(0.10)
Discontinued operations	0.12	1.81	0.33	1.83

Net income	$0.16	$1.97	$0.33	$1.73

Diluted net income per common share
Continuing operations	$0.04	$0.16	$(0.00)	$(0.10)
Discontinued operations	0.12	1.81	0.33	1.83

Net income	$0.16	$1.97	$0.33	$1.73

Weighted average number of common shares outstanding (in thousands)
Basic	54,624	74,620	56,844	74,620
Diluted	54,765	74,620	56,844	74,620

(1)	Includes amount accrued on Visudyne sales pursuant to judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	September 30,	December 31,
(In thousands of United States dollars)	2009	2008
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$194,039	$165,395
Restricted cash	—	124,578
Accounts receivable	8,209	11,151
Income taxes receivable	407	41,801
Inventories	3,922	3,163
Current portion of deferred income tax assets	1,279	403
Mortgage receivable	11,221	—
Assets held for sale	58,543	72,763
Other	7,240	10,474

	284,860	429,728

Property, plant and equipment	2,345	3,113
Deferred income tax assets	6,772	5,139
Goodwill	23,145	23,145
Mortgage receivable	—	9,834
Long-term inventories and other assets	18,304	20,799

	$335,426	$491,758

LIABILITIES
Current liabilities
Accounts payable	$4,676	$4,865
Accrued restructuring charge	123	314
Accrued liabilities	4,097	129,473
Liabilities held for sale	7,316	8,906
Deferred revenue	4,306	4,204

	20,518	147,762

Uncertain tax position liabilities	1,447	766

	21,965	148,528

SHAREHOLDERS’ EQUITY
Common shares	514,056	702,221
Additional paid-in capital	269,035	123,367
Accumulated deficit	(560,712)	(579,564)
Accumulated other comprehensive income	91,082	97,206

	313,461	343,230

	$335,426	$491,758

As at September 30, 2009, there were 54,630,692 issued and outstanding common shares and 5,908,273 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

2009 Third Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
	September 30, 2009			September 30, 2009
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$8.8	$—		$8.8

Cost and expenses
Cost of sales	(2.2)	0.0	(a)	(2.2)
Research and development	(7.4)	0.2	(a)	(7.2)
Selling, general and administrative	(4.5)	0.9	(a) (b)	(3.6)
Depreciation	(0.4)	—		(0.4)
Litigation	(0.3)	0.3	(c)	—
Restructuring	(0.0)	0.0	(d)	—

	(14.8)	1.4		(13.3)

Operating loss	(6.0)	1.4		(4.6)

Investment and other income (expense)
Net foreign exchange gains (losses)	7.5	(8.0	)(e)	(0.5)
Interest income	1.9	(1.6	)(f)	0.2
Other	(0.0)	—		(0.0)

	9.4	(9.7)		(0.3)

Income(loss) from continuing operations before income taxes	3.4	(8.3)		(4.9)
Provision for income taxes	(1.1)	1.6	(g)	0.5

Income (loss) from continuing operations	2.2	(6.7)		(4.4)

Income from discontinued operations, net of income taxes	6.7	(6.7	)(h)	—

Net income (loss)	$8.9	$(13.3)		$(4.4)

Basic net income (loss) per common share:
Continuing operations	$0.04			$(0.08)
Discontinued operations	0.12			0.00

Net income (loss)	$0.16			$(0.08)

Diluted net income (loss) per common share:
Continuing operations	$0.04			$(0.08)
Discontinued operations	0.12			0.00

Net income (loss)	$0.16			$(0.08)

Weighted average number of common shares outstanding (in millions):
Basic	54.6			54.6
Diluted	54.8			54.8
Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove capital tax.

(c)	Remove litigation expense.

(d)	Remove restructuring expense.

(e)	Remove foreign exchange gains related to intercompany debt.

(f)	Remove interest income related to income tax refunds.

(g)	Remove income tax impact of the above adjustments.

(h)	Remove income from discontinued operations, net of income tax.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

2009 Third Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 2

	Nine months ended			Nine months ended
	September 30, 2009			September 30, 2009
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$31.3	$—		$31.3

Cost and expenses
Cost of sales	(12.7)	4.7	(a) (b)	(8.0)
Research and development	(20.5)	0.7	(b)	(19.8)
Selling, general and administrative	(12.5)	1.4	(b) (c)	(11.0)
Depreciation	(1.1)	—		(1.1)
Litigation	(0.7)	0.7	(d)	—
Restructuring	0.1	(0.1	)(e)	—

	(47.2)	7.3		(39.9)

Operating loss	(15.9)	7.3		(8.6)

Investment and other income (expense)
Net foreign exchange gains (losses)	14.3	(16.0	)(f)	(1.7)
Interest income	3.8	(2.7	)(g)	1.1
Interest expense	(1.8)	—		(1.8)
Other	0.0	—		0.0

	16.3	(18.7)		(2.4)

Income (loss) from continuing operations before income taxes	0.3	(11.3)		(11.0)
Provision for income taxes	(0.5)	2.0	(h)	1.5

Loss from continuing operations	(0.1)	(9.3)		(9.5)

Income from discontinued operations, net of income taxes	19.0	(19.0	)(i)	—

Net income (loss)	$18.9	$(28.4)		$(9.5)

Basic net income (loss) per common share:
Continuing operations	$(0.00)			$(0.17)
Discontinued operations	0.33			0.00

Net income (loss)	$0.33			$(0.17)

Diluted net income (loss) per common share:
Continuing operations	$(0.00)			$(0.17)
Discontinued operations	0.33			0.00

Net income (loss)	$0.33			$(0.17)

Weighted average number of common shares outstanding (in millions):
Basic	56.8			56.8
Diluted	56.8			56.8
Adjustments:

(a)	Remove inventory write-down.

(b)	Remove stock-based compensation.

(c)	Remove capital tax.

(d)	Remove litigation expense.

(e)	Remove restructuring credit.

(f)	Remove foreign exchange gains related to intercompany debt.

(g)	Remove interest income related to income tax refunds.

(h)	Remove income tax impact of the above adjustments.

(i)	Remove income from discontinued operations, net of income tax.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference call information
QLT Inc. will hold an investor conference call to discuss third quarter 2009 results on Tuesday, October 28, 2009 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
QLT Inc. Media Contact:

Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
The Trout Group Investor Relations Contact:

New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Eligard is a registered trademark of Sanofi-aventis.
Visudyne is a registered trademark of Novartis AG.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our expectations stated in our guidance for 2009 R&D expense and SG&A expense; our expectations for the accounting treatment of the sale of QLT USA; our expectations for fourth quarter contingent consideration from the sale of QLT USA; our expectations relating to receiving quarterly contingent consideration on the sale of QLT USA up to $200 million; our expectation that the amended Visudyne agreement will not have a material impact on our 2009 operating results; our statements concerning advancing our punctal plug platform and timing to report data; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; the risk that future sales of Visudyne and Eligard may be less than expected; the uncertainties related to the transition of Novartis’ responsibilities in the U.S. to QLT and costs associated therewith; risks and uncertainties associated with the tax treatment of a transaction by Canada Revenue Agency; uncertainties relating to the timing and results of Visudyne combination therapy; the timing, expense and uncertainty associated with clinical trials and the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of products; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to our products and technology and the impact of patents and other intellectual property of third parties; general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.